Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 10, 2005, accompanying the consolidated financial statements of AMS Health Sciences, Inc. and subsidiaries as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 contained in Amendment No. 1 to Form S-3 Registration Statement on Form SB-2 Registration Statement (File No. 333-136128). We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Oklahoma City, Oklahoma
November 21, 2006